Exhibit 99.1

Date:	March 11, 2005

Contact:	Lisa Capps
Investor Relations
Westcorp
Phone: (949) 727-1002
Email: Investor_Relations@Westcorpinc.com

Westcorp Announces Update of Proposed Merger and Conversion

Irvine, CA: Westcorp (NYSE:WES) announced today that the process of obtaining the approval of the Federal Reserve Board to become a bank holding company and permit the conversion of its subsidiary, Western Financial Bank, to a California state commercial bank was taking longer than originally expected. As a result, Westcorp believes that the proposed conversion will not occur, if at all, until the latter half of 2005. The conversion is a condition precedent to the proposed merger of Westcorp’s subsidiary, WFS Financial (Nasdaq: WFSI) into the Bank.

In commenting on the delay, Ernest Rady, Chairman of the Board and Chief Executive Officer of Westcorp explained, “We filed our draft application to become a bank holding company with the Federal Reserve Board in May, 2004. However, the Fed recently has raised some questions and potential concerns with our proposal and has requested additional information from Westcorp. Assembling the information and responding to the Fed staff’s concerns and questions will take additional time. Those concerns and questions will need to be addressed to the Fed’s satisfaction before the Fed will deem our application complete and be in a position to act on our application.”

Although Westcorp intends to continue to pursue Federal Reserve Board approval, there can be no assurance that such approval will ultimately be granted or that any conditions to such approval imposed on the Bank will not affect the feasibility of moving forward with the proposed conversion and the related merger of WFS Financial into the Bank. The merger also remains subject to approval by the majority of WFS Financial’s minority shareholders. The Company is currently exploring other alternatives in the event that the proposed conversion and related merger cannot go forward as planned. In that regard, WFS has begun the process of state licensing.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its web site at www.westcorpinc.com.

Westcorp, through its subsidiary, WFS Financial, is one of the nation’s largest independent automobile finance companies. WFS Financial specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS Financial can be found at its web site at www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 20 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its web site at www.wfb.com.